abrdn ETFs 485BPOS

Exhibit 99.(d)(6)

FIFTH AMENDMENT

TO

INVESTMENT ADVISORY AGREEMENT

This FIFTH AMENDMENT (this “Fifth Amendment”) to that certain Investment Advisory Agreement dated August 27, 2018, as amended (the “Agreement”), between abrdn ETFs (the “Trust”) and abrdn Inc. (the “Adviser”), is made and entered into by the foregoing parties as of March 9, 2026. Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

WHEREAS, the Trust and the Adviser desire to amend Section 4(a) of the Agreement such that the advisory fees are paid quarterly rather than monthly.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Amendment to Section 4(a) of the Agreement. Effective as of the date of this Fifth Amendment, Section 4(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) For the services to be provided by the Adviser hereunder with respect to each Fund, the Trust shall pay to the Adviser a fee at the rate set forth on Schedule A attached hereto. Schedule A shall be amended from time to time to reflect the addition and/or termination of any Fund as a Fund hereunder and to reflect any change in the advisory fees payable with respect to any Fund duly approved in accordance with Section 10(b) hereunder. All fees payable hereunder shall be accrued daily and paid as soon as practical after the last day of each quarter.

In any case of commencement or termination of this Agreement with respect to any Fund during any calendar quarter, the fee with respect to such Fund for that quarter shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Fund for the days during which it is in effect.”

2.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3.	Counterparts. This Fifth Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Fifth Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4.	Governing Law. This Fifth Amendment shall be governed by and construed to be in accordance with the laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”). In the case of any conflict, the 1940 Act shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment by their duly authorized representatives as of the day and year set forth above.

abrdn ETFs

By:
Name:	Lucia Sitar
Title:	Vice President

abrdn Inc.

By:
Name:	Lucia Sitar
Title:	Vice President

[Signature Page to Fifth Amendment to Investment Advisory Agreement]

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